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                                                                   EXHIBIT 10.49

                              EMPLOYMENT AGREEMENT


          This Employment Agreement (this "Agreement") is made and entered into this 11th day of July, 1996, by and between JERZY B. MACIOLEK ("Employee") and FRONTIER OIL EXPLORATION COMPANY, a Nevada corporation (the "Company"), based on the following:

                                    PREMISES

          Employee is presently employed by of the Company. Employee wishes to continue to be employed by the Company, and the Company desires to continue to employ Employee, all on the terms and conditions contained herein.

                                   AGREEMENT

          NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

          1.  Employment and Term.
              -------------------

              (a) The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions set forth herein. The term of Employee's employment shall begin on the date hereof. The term of this Agreement, hereinafter referred to as the "Employment Period," shall be three (3) years, unless terminated earlier pursuant to other provisions of this Agreement.

              (b) During the Employment Period, Employee will serve in such capacities with the Company or any of its subsidiaries as shall, from time to time, be determined by the Company's board of directors. Employee agrees to perform such duties as are appropriate for an employee of the Company as may be assigned to him from time to time by the Company. The Company shall direct, control, and supervise the duties and work of Employee.

          2.   Performance of Services.
               -----------------------

               (a) During the Employment Period, Employee agrees to perform faithfully the duties assigned to him by the Company to the best of his ability and to devote his full and undivided business time, attention, and services to the business of the Company.

               (b) Employee shall observe and comply with the commercially reasonable rules and regulations of the Company respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of the Company as they may be from time to time communicated to Employee either orally or in writing. Employee shall further observe and comply with all applicable rules, regulations, and laws governing the business of the Company known to Employee.

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          3.   Nondisclosure and Noncompetition.
               --------------------------------

               (a) Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean (i) technical data and other information acquired or prepared by or disclosed to the Employee as a direct or indirect consequence of or through his employment with the Company, including but not limited to, writings, models, descriptions, drawings, photographs, compositions, maps, geological surveys, computer software and devices, other tangible documentation, and special proprietary, economic, and financial information regarding the business, methods, and operation of the Company; and (ii) all information acquired or prepared by or disclosed to the Employee, or to which the Employee has access during the Employment Period, for which there is any reasonable basis to believe is, or which appears to be, treated by the Company as confidential information. Employee acknowledges that all Confidential Information shall be the sole property of the Company.

               (b) Protection of Goodwill. The Employee acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Company, Employee will have access to and be trusted with Confidential Information relating to the Company's business. The Employee recognizes that (i) the goodwill of the Company depends upon, among other things, the Employee keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Company; and (ii) disclosure of any Confidential Information to competitors of the Company or to the general public would be highly detrimental to the Company. The Employee further acknowledges that in the course of performing his obligations to the Company, he will be acting as a representative of the Company to many clients or other persons and, in some instances, will be the Company's primary contact with such clients or other persons, and as such, is responsible for maintaining or enhancing the business and/or goodwill of the Company with those clients or other persons.

               (c) Nondisclosure of Confidential Information. The Employee will not, during the Employment Period, or at any time after termination the Employment Period, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any Confidential Information.

               (d) Return of Confidential Information. Following termination of the Employment Period, Employee agrees to deliver to the Company all files, records, documents, drawings, equipment, computer software and devices, and similar items relating to the business of the Company, whether prepared by the Employee during the course of his employment or otherwise coming into his possession during the course of his employment and to deliver to the Company all Confidential Information and all copies thereof.

              (e) Noncompetition. Employee agrees that during the Employment Period and for a term of two years thereafter, he will not, directly or indirectly, personally or through agents, participate in the ownership, management, operation or control of, or be connected in any manner with any individual or entity involved in oil and gas exploration, development, or production, in any area in which the Company is actively pursuing oil, gas, or other mineral exploration, development, or exploitation opportunities, whether or not publicly announced; Employee shall not be precluded from engaging in activities where the Company is not actively pursuing such opportunities. Employee and the Company shall agree in writing at the end of the Employment Period on the areas covered by this noncompetition provision. Notwithstanding the foregoing, if at any time during the term of the foregoing restriction, the Company elects to abandon and not further pursue any of the foregoing areas or prospects, the Company shall so notify the Employee and the restrictions set forth herein shall thereafter not be applicable to such abandoned area or prospect, as the case may be.

          (f) Remedy. The Employee agrees that a breach or threatened breach on his part of any covenant contained in this Agreement will cause such damage to the Company as will be irreparable and, for that reason, the Employee further agrees that the Company shall be entitled as a matter of right to such equitable relief as any court of competent jurisdiction may deem appropriate in the circumsntaces to prevent any further violation of such covenants by the Employee, his employer, employees, partners, agents, or any other individual or entity associated or affiliated with the Employee. The right to equitable relief shall be cumulative and in addition to whatever other legal and equitable remedies the Company may have, including specifically, recovery of damages.

          (g) Reasonableness of Restrictions. The Employee expressly acknowledges and agrees that the respective covenants and agreements contained herein are reasonable as to both scope and time. The Employee further agrees that such covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a court of competent jurisdiction determines that a more limited scope or time is required.

          (h) Survival of Covenants. The covenants contained in this Agreement shall survive termination of this Agreement and shall continue in full force and effect thereafter as if the Employee's employment relationship were continuing.

     4.   Business Ideas.
          --------------

          (a) Employee acknowledges that the Company will own all rights in all "Business Ideas" (as hereinafter defined) which are originated or developed by Employee, either alone or with employees or consultants of the Company, during the Employment Period.

          (b) Employee agrees that, during the Employment Period, he will:

               (i) assign to the Company all Business Ideas and promptly execute all documents which the Company may reasonably require to protect its patent, copyright, and other rights to such Business Ideas throughout the world; and

               (ii) promptly disclose to the Company all information concerning all material Business Ideas "originated" by Employee or any employee of the Company, which come to his attention and which concern the business of the Company.

          (c) For purposes of this section 4, "Business Ideas" shall mean all ideas, whether or not patentable, which are originated or developed by Employee in connection with his employment by the Company and which relate to the business of the Company.

     5.   Compensation and Benefits.  For all services rendered by Employee
          -------------------------
pursuant to this Agreement, the Company shall compensate Employee as follows:

          (a) As annual compensation for Employee's services hereunder, in accordance with its normal payroll practices, the Company agrees to pay Employee during the Employment

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     Period a base salary of $96,000 per annum, with an annual increase as shall be determined in the sole discretion of the board of directors of the Company or the designated compensation committee thereof, taking into consideration the performance of the Company and its subsidiaries, and the contribution of Employee to such performance, and such other factors as the board of directors or the designated compensation committee thereof may deem appropriate. In addition, the rate of salary may be further or otherwise increased at any time and in such amount as the board of directors or the designated compensation committee thereof may determine appropriate.

          (b) If all of the projects on which Employee is primarily engaged, including the Baltic Concession, the Carpathian Joint Study Agreement, and the proposed Lublin Concession, continue to advance and are successful and economically profitable to the Company, all at the pace mutually acceptable to the Employee and the Company, the board of directors or the Compensation Committee, in its sole discretion, may award Employee annual bonuses to up to $100,000, payable in cash or stock or options, with lesser amounts (down to zero) in the event progress is impeded.

          (c) The Company shall provide to Employee, at the principal Employee offices of the Company or elsewhere as determined by the board of directors, suitable facilities appropriate for Employee's position and suitable for the performance of Employee's responsibilities.

          (d) Employee shall be entitled to vacation and sick leave in accordance with the general policy of the Company for employees of like level. Vacations shall be taken by Employee at a time and with starting and ending dates mutually convenient to the Company and Employee. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year, unless further carryover is expressly authorized in writing by the Company.

          (e) The Company shall reimburse Employee for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Company.

          (f) The Company shall provide Employee, at the Company's expense, with health, medical, and disability insurance policies at least as favorable as those currently in force. the Company shall additionally provide to Employee incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by the Company to its Employee employees generally. All costs of such plans shall be an expense of the Company and shall be paid by the Company. Employee shall also have the right to participate in any other employee benefit programs provided by the Company.

          (g) The Company shall assume and pay reasonable dues of Employee in local, state, national, and international societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of the Company.

          (h) The Company shall withhold from Employee's compensation hereunder all proper federal and state payroll taxes and income taxes on compensation paid to Employee and shall provide an accounting to Employee for such amounts withheld.

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     6.   Continuation of Compensation During Disability.  If Employee is unable
          ----------------------------------------------
to perform his services by reason of disability due to illness or incapacity, Employee shall be entitled to the better of (i) the benefits under any disability policy maintained by the Company on behalf of Employee; or (ii) fifty percent of his base salary for the unexpired Employment Period; or (iii) Employee's full salary for the initial six months, one-half of his base salary during the next succeeding consecutive three-month period, and one-fourth of his base salary during the following consecutive three-month period. During such initial six consecutive month period of disability, Employee shall also be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to the Company's fiscal year last preceding the date such illness or incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the 12 consecutive month period provided herein, Employee shall not be entitled to receive any further compensation from the Company and the Company may thereupon terminate this Agreement. For purposes of this Agreement, Employee is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Employee is disabled, the Company may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Company and Employee and such other evidence as the Company deems necessary.

     7.   Termination of Agreement.
          ------------------------

          (a) Termination by the Company for Cause. The Company shall have the right, without further obligation to Employee other than for compensation already accrued or stock or options already vested, to terminate this Agreement for cause ("Cause") by showing that (i) Employee has materially breached the terms hereof; (ii) Employee, in the reasonable determination of the board of directors of the Company, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or (iii) Employee has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct.

          (b) Termination Upon Death or Disability of Employee. This Agreement shall terminate immediately upon Employee's death, subject to the provisions for payments set forth in this section or upon the disability of Employee subject to the provisions for payment set forth herein.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Employee may terminate this Agreement by providing written notice of such termination to the Company within one hundred and twenty days (120) days of the occurrence of any of the following events:

               (i) The sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Company to a single purchaser that is not a wholly owned subsidiary of the Company or to a group of associated purchasers;

               (ii) The sale, lease, exchange, or other disposition to a single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of the Company's common stock;

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               (iii)  As a result of a merger, consolidation, sale of all or substantially all of the assets of the Company, a contested election, or any combination of the foregoing, the persons who were directors of the Company immediately prior thereto shall cease to constitute a majority of the board of directors of the Company or any successor to the Company;

               (iv) The decision by the Company to terminate its business and liquidate its assets;

               (v) The merger or consolidation of the Company in a transaction in which the shareholders of the Company immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or

               (vi) A person (within the meaning of Section 3(a)(9) or Section 13(d)(3), as in effect on the date hereof, of the Securities Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of the Company.

          If, as a result of one of the foregoing events, the Company is not the surviving entity, and subject to the rights of Employee to terminate the Agreement as set forth above, the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity.
     If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Employee are increased, then the compensation of Employee provided for by this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

          (d) Termination by Employee for Cause. Employee shall have the right to terminate this Agreement in the event of (i) the Company's intentional breach of any covenant or term of this Agreement, but only if the Company fails to cure such breach within twenty (20) days following the receipt of notice by Employee setting forth the conditions giving rise to such breach;
     (ii) an assignment to Employee of any duties inconsistent with, or a significant change in the nature or scope of, Employee's authority or duties from the authority and duties held by Employee as of the date hereof and as increased from time to time; (iii) the failure by the Company to obtain the assumption of the commitment to perform this Agreement by any successor corporation; or (iv) the exercise of Employee's rights under subsection 7(c).

          (e)  Termination Payments.

               (i) Termination Other than for Cause. In the event that Employee's employment is terminated by the Company during the term hereof for reasons other than Cause as defined in subsection 7(a) or Employee terminates this Agreement in accordance with subsections 7(c) or 7(d), the Company shall:

                   (1) Pay to Employee all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Employee under any benefit plan.

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                   (2) Pay to Employee an amount equal to the salary that would otherwise accrue to Employee during the remaining Employment Period.

                   (3) All forfeiture restrictions governing stock or options held by Employee shall immediately terminate and such options and common stock shall be fully vested and held free from forfeiture by Employee.

                   (4) Maintain in full force and effect, for the continued
               benefit of Employee and his family, for a period equal to the greater of two (2) years or the remaining Employment Period under this Agreement, all employee benefit plans and programs in which Employee was entitled to participate immediately prior to the date of termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the participation of Employee and his family in group health plans and/or life insurance programs of the Company is barred, the Company shall provide Employee and his family with benefits substantially similar to those which Employee would otherwise have been entitled to receive under such plan and program from which his continued participation is barred.

               (ii) Termination Upon Death of Employee. If Employee dies during the term of this Agreement, the Company shall:

                    (1) immediately pay all compensation (not including bonuses, if any) accrued through the date of the Employment Period, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Employee under any benefit plan to the estate of Employee;

                    (2) immediately terminate all forfeiture restrictions
               governing common stock or options held by Employee and such common stock and options shall be fully vested and held free from forfeiture;

                    (3) maintain in full force and effect, for the continued
               benefit of Employee's family covered by such benefits, for a period equal to the remaining Employment Period under this Agreement, all group health plans and/or life insurance programs of the Company. In the event that the participation of Employee's family in group plans immediately prior to his death is barred, the Company shall provide Employee's family with benefits substantially similar to those which they would otherwise have been entitled to receive under such plan and program from which their continued participation is barred;

                    (4) if no life insurance policy maintained by the Company is then in effect, pay an amount equal to one year's then current salary provided for by this Agreement, payable in six (6) equal monthly installments commencing on the first day of the month following the month in which Employee dies, and payment of the pro rata portion of the incentive compensation which would have been payable pursuant to this Agreement, based upon the number of full months of his employment during the year of his death.

               (iii) Termination for Cause or Voluntary Termination by Employee. If Employee terminates this Agreement for any reason other than in accordance with the provisions of subsections 7(c) or 7(d), or if the Company terminates this Agreement for Cause in accordance with subsection 7(a), the Company shall deliver to Employee, within ten
          (10) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to this Agreement, and any other benefits specifically provided to Employee under any benefit plan. the Company shall have no further obligation to Employee.

          (f) Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the business interests of the Company, Employee agrees, upon termination of this Agreement for any reason or the expiration of the Employment Period, at no additional expense to Employee, to engage in an exit interview with the Company at a time and place designated by the Company.

     8.   Indemnification.  The Company shall indemnify Employee and hold
          ---------------
Employee harmless from liability for acts or decisions made by Employee while performing services for the Company to the greatest extent permitted by applicable law. the Company shall use its best efforts to obtain coverage for Employee under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers, directors, and employees of the Company against such liability. Employee agrees to indemnify and to hold the Company harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Employee's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     9.   Notice.  Any notice or request required or permitted to be given
          ------
hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Employee, to:           Jerzy B. Maciolek
                                        1834 Mayweather
                                        Richmond, Texas 77469

          If to the Company, to:        Frontier Oil Exploration Company
                                        Attn:  David N. Pierce, President
                                        3006 Highland Drive, Suite 206
                                        Salt Lake City, Utah 84106
                                        Fax:  (801) 486-5575
                                        Confirmation:  (801) 486-5555

          With a copy to:               James R. Kruse
                                        Kruse, Landa & Maycock, L.L.C.
                                        Eighth Floor, Bank One Tower
                                        50 West Broadway
                                        Salt Lake City, Utah 84101
                                        Fax:  (801) 531-7091
                                        Confirmation:  (801) 531-7090

     10.  Assignment.  Except to any successor or assignee of the Company as
          ----------
provided in subsection 7(c), subject to the right of Employee to terminat this Agreemnt pursuant to such subsection, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party.

     11.  Attorneys' Fees.  In the event that any action, suit, arbitration, or
          ---------------
other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

     12.  Validity of Provisions and Severability.  If any provision of this
          ---------------------------------------
Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     13   Entire Agreement.  This Agreement constitutes the entire agreement and
          ----------------
understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     14.  Governing Law.  This Agreement shall be governed by and construed and
          -------------
interpreted in accordance with the laws of the state of Utah.

     IN WITNESS WHEREOF, Frontier Oil Exploration Company has caused this Agreement to be signed by its duly authorized officer and Employee has signed this Agreement as of the date first above written.

                              The Company:

                                    FRONTIER OIL EXPLORATION COMPANY

                                    By  /s/ Andrew W. Pierce
                                        ------------------------------
                                        Duly Authorized Officer

                              Employee:

                                       /s/
                                       -------------------------------
                                       Jerzy B. Maciolek

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